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Exhibit 99.1

NEWS

QWEST SEES SIGNIFICANT MARGIN EXPANSION
AND GROWTH IN KEY AREAS IN FIRST QUARTER 2005

	Q1 2005	Q4 2004	Seq. Change	Q1 2004	Y over Y Change
	Unaudited (in millions, except per share amounts)(a)
Operating Revenues	$3,449	$3,437	0.3%	$3,481	(0.9)%
Operating Income	200	146	37.0%	96	108.3%
Net Income (Loss)	57	(139)	nm	(310)	nm
Net Income (Loss) per Diluted Share	0.03	(0.08)	nm	(0.17)	nm

(a)
See Special Items in Attachment E

  Strong Performance in Key Growth Areas

  •
  Consumer Bundle (Customers With a Main Line and Any One of Wireless, DSL or Long-Distance) Penetration Increases to 47 Percent

  •
  DSL Subscribers grow to over 1.1 Million

  •
  Long-Distance Lines Increase to 4.6 Million and 34 Percent Penetration

  •
  Business Retail Access Line Losses Improve 59 Percent From a Year Ago

  Significant Margin Expansion

        DENVER, May 3, 2005—Qwest Communications International Inc. (NYSE: Q) today reported first quarter results that benefited from growth in key products and significant margin expansion. For the quarter, the fully diluted net income per share was $0.03, which includes a gain on asset sales of $0.14 in the first quarter of 2005, compared with a loss of $0.17 a year ago. See Attachment E for special items.

        "Qwest continues to realize positive results as key initiatives continue to stimulate new growth and improve profitability," said Richard C. Notebaert, Qwest chairman and CEO. "We have strengthened our operating performance and improved our competitive position, while pursuing opportunities to drive future growth."

Financial Results

        Qwest's reported revenue of $3.45 billion for the quarter, representing the fourth consecutive quarter of stable revenues despite competitive pressures. Sequentially, revenues were helped by gains in key growth areas including long-distance and DSL. The company further benefited from strategic price initiatives in key product categories including consumer long distance, packages and wholesale long distance.

        "Our ability to stabilize revenues as well as our continued diligence on cost containment and optimization has resulted in meaningful margin expansion. EBITDA margins increased to more than

28 percent compared with 25 percent a year ago," said Oren G. Shaffer, Qwest vice chairman and CFO. "We continue to improve our competitive position, performance and financial flexibility."

        Qwest's first quarter operating expenses totaled $3.2 billion, a decline of four percent or $136 million compared to the first quarter of 2004. Cost of sales declined $15 million in the first quarter compared with the first quarter of last year. The decrease was driven by continued improvement in employee cost savings and the reduction of fixed and variable costs as result of our facilities cost optimization initiatives, partially offset by an increase in wireless usage-based minutes and an increase in long-distance minutes. Selling, general and administrative (SG&A) expenses decreased $118 million for the same period, primarily as a result of workforce rebalancing, productivity improvements and continued cost containment efforts.

        Revenue less cost of sales and SG&A for the first quarter totaled $974 million compared with $873 million for the first quarter 2004, including restructuring and severance charges of $15 million in both periods.

Capital Spending, Cash Flow and Interest

        First quarter capital expenditures totaled $313 million, compared to $455 million in the first quarter of 2004. The company's disciplined approach to capital spending focuses on investment in key growth areas and ensuring that maintenance levels are appropriate to support the highest service levels.

        Cash generated from operations of $343 million in the first quarter exceeded capital expenditures by $30 million including special payroll payments of approximately $190 million related to employee bonuses and payroll taxes. The payroll taxes of approximately $40 million are expected to be substantially reimbursed in subsequent periods. Qwest expects continued delivery of operating results to be the primary driver of improved cash flow from operations in 2005. Qwest continues to expect 2005 cash from operations in excess of capital expenditures to surpass 2004 levels before one-time payments.

        Interest expense totaled $381 million for the first quarter, a decrease of four percent compared to $397 million in the first quarter a year ago. The decline is primarily a result of recognition of issuance fees in the first quarter of 2004 associated with the early repayment of a credit facility.

Operational Highlights

        Major drivers of Qwest's revenue included operational progress in the following key growth areas:

DSL

        Qwest added 85,000 DSL lines in the first quarter exceeding 1.1 million DSL lines in service, an increase of 51 percent over the last year. Consumer demand for higher speed DSL services is growing; nearly 50 percent of the company's new subscribers are choosing the premium high-speed service. The company's consumer data and Internet revenues improved 14 percent sequentially and 46 percent year-over-year in the first quarter.

        In response to strong demand, Qwest introduced high-speed Internet access of up to 5 megabits per second (Mbps). The new service, called Qwest Choice DSL Premier, delivers higher speeds and is ideal for customers who utilize bandwidth-intensive Internet applications such as music or movie downloading, video streaming or multi-user online gaming as well as for telecommuters who must access large files and multi-task from home.

Bundles and Retail Operations

        The company's bundle penetration, defined as consumer retail lines with at least one additional service, including wireless, DSL or long-distance, increased to 47 percent compared to 35 percent a

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year ago. The company is on track with plans to launch additional bundling initiatives by mid-year. Qwest will deliver an expanded product offering to customers, including a national wireless offering, high-speed Internet access, long-distance service and integrated satellite TV services through a marketing alliance with DIRECTV, Inc. During the first quarter, Qwest successfully integrated DIRECTV service into one combined bill.

        Qwest continues to expand its indirect and alternative distribution channels, as well as referral programs. The company has expanded its DSL service offers with Best Buy and Comp USA. Qwest is partnering with Frontier Airlines in a program for customers to earn airline miles.

        Additionally, as part of the planned region-wide retail expansion, Qwest currently has 90 retail solution centers in the company's 14-state local service footprint. Qwest plans to open additional locations throughout the year.

In-Region Long-Distance

        Qwest increased total long-distance lines by 82,000 in the first quarter. The company ended the quarter with 4.6 million long-distance lines, a 37 percent increase over a year ago. In the first quarter, long-distance penetration of total retail lines increased to 34 percent, compared to 23 percent a year ago. Consumer long-distance revenues grew 38 percent compared to a year ago, largely attributable to increased subscribers and the benefit of pricing initiatives introduced during the second half of last year on customer mix and average revenue per user (ARPU).

Wireless

        Wireless revenues were flat sequentially while wireless subscribers declined 11,000 in the first quarter to 743,000, an improvement from the decline of 24,000 last quarter. Nearly all of the decline occurred in the first half of the quarter before the migration to the usage based network was complete. Qwest successfully completed the migration in mid-February resulting in reduced churn in the quarter. Qwest's new wireless plans, robust product offerings, and the introduction of data and enhanced features are driving higher ARPU. Over 80 percent of gross additions are signing up for high-end national plans, and the penetration of the subscriber base has increased to 38 percent on these plans.

Access Lines

        Qwest continues to benefit from increased package and bundle penetration, win-back initiatives and Qwest's "Feet on the Street" customer acquisition program, as well as the reduction in UNE competition. Qwest's wireline retail consumer base declined by 116,000 in the first quarter—an improvement from a decline of 167,000 in the first quarter of last year.

        Business retail access lines declined 36,000 in the first quarter, including 23,000 of UUNet disconnects, a significant improvement from year ago declines of 87,000. The company attributes the improvement in the rate of loss primarily to success in small-business lines. Small-business access lines grew both sequentially and year-over-year.

        The company continues to make inroads in stemming competitive loss from facilities-based competitors. Resold lines declined 31,000 sequentially as changes in the regulatory environment have reduced competition from UNE resellers. Qwest continues its leadership role in working with wholesale customers by signing a commercially negotiated agreement with AT&T for Qwest Platform Plus (QPP). More than 90 percent of the company's UNE-P revenue now comes from customers on commercial QPP contracts.

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VoIP Update

        Qwest continues to rollout its OneFlex™ suite of VoIP services including Integrated Access and Hosted VoIP. OneFlex provides business customers with a range of VoIP options that gives customers lower total cost of ownership; additional features and functionality; and simplified management. Qwest offers its OneFlex VoIP communication services in more than 200 cities across the U.S.

DIRECTV® Alliance

        Qwest and DIRECTV's previously announced strategic relationship allows Qwest to offer DIRECTV digital satellite television services to residential customers across the western United States. With DIRECTV service, customers can enjoy a variety of all-digital programming including news, sports, movies and music. Qwest is marketing and providing front-line customer support for the DIRECTV service and has incorporated it as part of a full suite of bundled communications services. Customers now receive an integrated bill, which includes both their DIRECTV service and Qwest services.

Balance Sheet Update

        The company continued to improve liquidity and financial flexibility by reducing total debt less cash and marketable investments by more than $565 million to $14.9 billion compared with $15.5 billion in the first quarter 2004. Qwest ended the quarter with $2.4 billion in cash and short-term investments.

Wireless Asset Sale Completed

        As previously announced, the company closed on its wireless asset sale of PCS licenses and related wireless network assets to Verizon Wireless for $418 million in cash during the first quarter 2005.

Special Items

        In connection with wireless asset sales, the company recorded a gain of $257 million in the first quarter, or $0.14 per share. See Attachment E for this special item.

Conference Call Today

        As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due

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to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers or otherwise reorganizing their capital structure to more effectively compete against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact: Tyler Gronbach 303-992-2155 tyler.gronbach@qwest.com	Investor Contact: Stephanie Comfort 800-567-7296 IR@qwest.com

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ATTACHMENT A
QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended March 31,
			% Change
	2005	2004
Operating revenues	$3,449	$3,481	(0.9)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,439	1,454	(1.0)%
Selling, general and administrative	1,036	1,154	(10.2)%
Depreciation and amortization	774	777	(0.4)%

Operating income	200	96	108.3%

Other expense (income):
Interest expense—net	381	397	(4.0)%
Other expense (income)—net	(242)	12	nm

Total other expense—net	139	409	(66.0)%

Income (loss) before income taxes	61	(313)	nm
Income tax (expense) benefit	(4)	3	nm

Net income (loss)	$57	$(310)	nm

Basic income (loss) per share	$0.03	$(0.17)	nm

Diluted income (loss) per share	$0.03	$(0.17)	nm

Basic weighted average shares outstanding	1,816,758	1,773,268	2.5%

Diluted weighted average shares outstanding	1,822,377	1,773,268	2.8%

nm	—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

ATTACHMENT B
QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	March 31, 2005	December 31, 2004
ASSETS:
Current assets:
Cash and cash equivalents	$1,406	$1,151
Short-term investments	966	764
Other current assets	2,156	2,303

Total current assets	4,528	4,218
Property, plant and equipment—net, and other assets	19,601	20,106

Total assets	$24,129	$24,324

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term borrowings	$601	$596
Accounts payable & other short term liabilities	3,458	3,690

Total current liabilities	4,059	4,286
Long-term borrowings	16,691	16,690
Other long term liabilities	5,943	5,960
Stockholders' deficit	(2,564)	(2,612)

Total liabilities and stockholders' deficit	$24,129	$24,324

ATTACHMENT C
QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended March 31,
	2005	2004
CASH PROVIDED BY OPERATING ACTIVITIES	$343	$560

CASH USED FOR INVESTING ACTIVITIES	$(86)	$(594)

CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES	$(2)	$21

ATTACHMENT D
QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended March 31,
			% Change
	2005	2004
OPERATING REVENUES:(1)
Wireline revenue
Voice Services:
Local Voice:
Business local voice	$513	$557	(7.9)%
Consumer local voice	881	946	(6.9)%
Wholesale local voice	225	223	0.9%

Total local voice	1,619	1,726	(6.2)%
Long Distance:
Business long-distance	159	168	(5.4)%
Consumer long-distance	121	88	37.5%
Wholesale long-distance	278	244	13.9%

Total long-distance	558	500	11.6%
Access:
Business access	1	2	(50.0)%
Consumer access	2	2	0.0%
Wholesale access	147	166	(11.4)%

Total access	150	170	(11.8)%

Total voice services	2,327	2,396	(2.9)%

Data and Internet:
Business data and Internet	557	559	(0.4)%
Consumer data and Internet	108	74	45.9%
Wholesale data and Internet	322	313	2.9%

Total data and Internet	987	946	4.3%

Total wireline revenue	3,314	3,342	(0.8)%
Wireless revenue	124	126	(1.6)%
Other services revenue	11	13	(15.4)%

Total operating revenue	$3,449	$3,481	(0.9)%

Capital expenditures (in millions):(2)	$313	$455	(31.2)%
Total employees:	40,613	45,852	(11.4)%
In-Region Long Distance Lines (in thousands):(3)	4,590	3,344	37.3%
DSL:
Subscribers (in thousands)(4)	1,122	744	50.8%
Qualified households/businesses (in millions)	6.6	5.5	20.0%
Wireless/PCS:(5)
Total wireless revenue	$124	$126	(1.6)%
End of period subscribers (in thousands)	743	816	(8.9)%
ARPU (in dollars)	$46	$43	7.0%
Access lines (in thousands):(6)
Business access lines
Retail lines	4,360	4,520	(3.5)%
Resold lines	1,848	1,786	3.5%

Total business access lines	6,208	6,306	(1.6)%

Consumer access lines
Primary line	8,107	8,539	(5.1)%
Additional line	1,024	1,205	(15.0)%

Total consumer access lines	9,131	9,744	(6.3)%

Total access lines	15,339	16,050	(4.4)%

Voice grade equivalent access lines (in thousands):(7)
Business	66,220	58,957	12.3%
Consumer	17,052	12,436	37.1%

Total voice grade equivalents	83,272	71,393	16.6%

(1)
Product revenue categories have been adjusted for current period presentation.

(2)
Capital expenditures reflect cash portion only.

(3)
Qwest has determined that the number of long distance lines reported in prior releases was overstated as a result of an internal system database issue. This overstatement had no effect on revenue and there is no impact to our financial results, balance sheets or statements of cash flow. The adjusted long distance lines are as follow for each quarter in 2004:

March 31	June 30	Sept 30	Dec 31
3,344	4,071	4,385	4,508
(4)
Total DSL subscribers does not include out-of-region subscribers

(5)
ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless segment revenue or any other measure determined in accordance with GAAP. Beginning in 2004, Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	For the three months Ended March 31,
			% Change
	2005	2004
ARPU is calculated as follows:
Total quarterly wireless revenue	$124	$126	(1.6)%
Less: quarterly non-recurring revenue	$21	$17	23.5%

Quarterly recurring revenue	$103	$109	(5.5)%
Average monthly recurring revenue	$34	$36	(5.6)%
Divided by quarterly average wireless subscribers	745	838	(11.1)%

Wireless ARPU (in dollars)	$46	$43	7.0%

(6)
We may modify the classification of our access lines from time to time in our effort to better approximate our revenue channels. Resold lines includes UNE-P lines and public pay phone lines. Business retail access lines at March 31, 2005 reflect approximately 23,000 line disconnects in the first quarter related to UUNet.

(7)
Access line and voice grade equivalent data has been adjusted for current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

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ATTACHMENT E
QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended March 31,
	2005	2004
SPECIAL ITEMS:
Other expense (income)
Gain on sale of assets	(257)	(1)

Total	($257)	($1)

ATTACHMENT F
QWEST COMMUNICATIONS INTERNATIONAL INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended March 31,
	2005	2004
EBITDA:(1)
EBITDA	$974	$873
Depreciation and amortization	(774)	(777)

Subtotal—Operating income	200	96
Interest (expense)—net	(381)	(397)
Gain on sale of assets	257	1
Other (expense)—net	(15)	(13)
Income tax (expense) benefit	(4)	3

Net income (loss)	$57	$(310)

EBITDA Margin:(1)
EBITDA	$974	$873

Divided by total operating revenues	3,449	3,481

EBITDA Margin	28.2%	25.1%

Free Cash Flow from Operations:(2)
Cash provided by operating activities	$343	$560
Less: Expenditures for property, plant and equipment	313	455

Free Cash Flow from Operations	$30	$105

Net Debt:(3)
Current borrowings	$601	$996
Long-term borrowings	16,691	16,544

Principal amount of borrowings	$17,292	$17,540

Less: Cash and cash equivalents	$1,406	$1,353
Less: Short and long-term investments	1,002	737

Net Debt	$14,884	$15,450

(1)
EBITDA and EBITDA Margin are non-GAAP financial measures. Other companies may calculate these measures (or similarly titled measures) differently. We believe these measure provides useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations. EBITDA and EBITDA Margin are non-GAAP financial measures. Due to the significance of the GAAP components excluded, EBITDA and EBITDA Margin should not be considered in isolation or as an alternative to net income or loss or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States.

EBITDA for the three months ended March 31, 2005 includes $15 million in severance charges.

EBITDA for the three months ended March 31, 2004 includes $15 million in restructuring charges.

(2)
Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet. This is of particular relevance for our business given our highly leveraged position. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for "operating income" or "net cash flow from operating activities" or any other measure determined in accordance with GAAP.

(3)
Net Debt is a non-GAAP financial measure that is calculated as our total borrowings (current plus long-term) less our cash, cash equivalents and short and long-term investments. We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings. Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for "current borrowings", "long-term borrowings" or any other measure determined in accordance with GAAP.

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QWEST SEES SIGNIFICANT MARGIN EXPANSION AND GROWTH IN KEY AREAS IN FIRST QUARTER 2005